EXHIBIT 23.1


          Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Post-Effective Amendment No. 1 to the Registration Statement (Form S-8 No. 033-52125) pertaining to the Ashland Inc. Deferred Compensation Plan for Non-Employee Directors of our reports (a) dated November 3, 2004, with respect to the consolidated financial statements and schedule of Ashland Inc. included in its Annual Report (Form 10-K) for the year ended September 30, 2004 and (b) dated May 19, 2005, with respect to the financial statements and schedule of the Ashland Inc. Employee Savings Plan included in the Plan's Annual Report (Form 11-K) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

We also consent to the incorporation by reference therein to (a) the reference to our firm under the caption "Experts" and (b) our reports dated April 26, 2005, with respect to the balance sheets of ATB Holdings Inc. and New EXM Inc. as of March 31, 2005 and 2004, each of which were included in their Registration Statements (Forms S-4), filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Cincinnati, Ohio
August 8, 2005